UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

June 7, 2005
Date of Report (Date of earliest event reported)

CELL GENESYS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-19986 (Commission File Number)	94-3061375 (I.R.S. Employer Identification Number)

500 Forbes Boulevard
South San Francisco, CA 94080
(Address of principal executive offices, including zip code)

(650) 266-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal of Activities

     On June 7, 2005, Cell Genesys, Inc. committed to several restructuring actions designed to focus resources on our most advanced and most promising product development programs.

The principal restructuring actions are as follows:

•	Based on additional encouraging data reported at the American Society of Clinical Oncology (ASCO) Annual Meeting last month, we will deploy the majority of our resources going forward to advance GVAX® vaccine for prostate cancer currently in Phase 3 development, as well as GVAX® vaccine for leukemia and GVAX® vaccine for pancreatic cancer, both of which are in Phase 2 development. In the oncolytic virus therapy program, the priority will be CG0070, which recently entered clinical trials for recurrent bladder cancer and which could be evaluated in multiple types of cancer in the future.

•	We will be discontinuing all other clinical programs. We will discontinue the GVAX® vaccine programs for lung cancer and for myeloma. Both of these vaccine product candidates are patient-specific vaccines and are otherwise targeting malignancies for which several promising therapies have recently been developed. In the oncolytic virus therapy program, we will discontinue further clinical development of CG7870 for prostate cancer due to other competing therapies. We will also significantly reduce our early-stage research programs for the development of new oncolytic virus therapies, as well as our research effort in anti-angiogenesis gene therapy for cancer, given the lengthy project timelines.

•	We will be exploring the sale of our San Diego manufacturing operation for viral products.

•	We will reduce our operations in Memphis from manufacturing to product distribution.

•	We will eliminate approximately 95 positions and expect to end the year with approximately 285 employees.

     The costs associated with the restructuring actions in the aggregate will consist of facilities-related asset impairments, one-time personnel-related restructuring costs and other charges. We estimate our one-time personnel-related restructuring costs at $1.9 million, which may be lower if the San Diego manufacturing facility is sold as an operating entity. A portion of these costs are expected to be recognized in the current quarter. All of such personnel-related costs are expected to be paid by future cash expenditures.

     We are unable in good faith to make a final determination at this time of the estimated amounts or ranges of the other restructuring charges expected to be incurred, the estimated total amount or range of all costs expected to be incurred or the estimated amounts of cash payments expected to be paid. Such amounts will vary substantially depending on whether we are able to sell our San Diego operation and what amounts we are able to realize from any such sale.

     We expect to substantially complete the restructuring actions by December 31, 2005. However, certain activities, primarily related to our San Diego operation, may require additional time for completion through the first half of 2006. A copy of our press release issued on June 7, 2005, in connection with the announcement of the restructuring is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits

Exhibit
Number	Description
99.1	Press Release issued by Cell Genesys, Inc. on June 7, 2005

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL GENESYS, INC.
Date: June 13, 2005	By:	/s/ Sharon Tetlow
		Name:	Sharon Tetlow
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release issued by Cell Genesys, Inc. on June 7, 2005